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                                                                    Exhibit 99.1

For Immediate Release                                               NEWS RELEASE
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                                      Contact: Thomas F. Tatarczuch, VP, Finance
                                                     717-264-7161 Extension 4464



TB Wood's Corporation To Appoint Joseph C. Horvath, CPA as Vice President/Chief
                               Financial Officer

         Chambersburg, PA, September 2, 2003---TB Wood's Corporation (NASDAQ:
TBWC) has accepted the resignation of Thomas F. Tatarczuch, its Vice President, Finance following his announced retirement and Joseph C. Horvath, CPA has been appointed as Vice President /Chief Financial Officer of the Company, effective September 01, 2003. Mr. Tatarczuch will continue to support the Company from time to time as a part-time consultant. Michael L. Hurt, the Company's President, said, "Tom has made a great contribution to our company and we truly appreciate all of his hard work. We wish him the best in his future pursuits. While we are disappointed to lose a person of Tom's caliber, we are delighted to appoint Joe to the position of Vice President/Chief Financial Officer. He is a Certified Public Accountant with over 25 years of extensive financial management experience." Before joining TB Wood's, Joe was the Chief Financial Officer of Cold Metal Products, Inc. Prior to this assignment he was a Principal with Ernst & Young, LLP working with a broad range of clients involved in manufacturing, distribution, consumer products and venture capital.

         TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

         This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.